Exhibit 10.1
COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”), dated and effective as of February 8, 2024 (the “Effective Date”), is entered into by and among Anywhere Real Estate Inc., a Delaware corporation (the “Company”) and the Persons identified as “Investor Parties” on the signature pages hereto (each, an “Investor Party,” and, collectively, the “Investor Parties”).
WHEREAS, the Company and the Investor Parties desire to enter into an agreement regarding the composition of the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investor Parties agree as follows:
1.Board of Directors.
(a)New Director. Three (3) Business Days following the execution of this Agreement (or such earlier date agreed to by the parties), Joseph Lenz (the “New Director”) will be appointed as a member of the Board with an initial term expiring at the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). In accordance with the Board’s customary governance processes, the Board will give the New Director the same due consideration for Board committee membership as any other non-management director with similar expertise and qualifications following the conclusion of the Company’s third quarter of 2024. The Company agrees that, for so long as the Investor Parties and their Affiliates Beneficially Own at least the Minimum Ownership Threshold, it shall (1) nominate the New Director for election at the 2024 Annual Meeting and the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”), (2) recommend that stockholders of the Company vote to elect the New Director at the 2024 Annual Meeting and the 2025 Annual Meeting and (3) use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of the New Director at the 2024 Annual Meeting and the 2025 Annual Meeting in a manner consistent with its recommendation and support for the other nominees of the Company.
(b)Company Policies. The parties acknowledge that the New Director, upon election or appointment to the Board, will (except as expressly contemplated by this Agreement) be governed by and required to comply with the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as all other non-management directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance and indemnification, as are applicable to all non-management directors of the Company; provided, however, that the Company and the Investor Parties agree that no compensation will be paid to the New Director for his service on the Board.
(c)Irrevocable Letter of Resignation. Concurrently with the New Director’s appointment to the Board and as a condition to the Company’s obligations under this Agreement, the New Director will execute and deliver an irrevocable letter of resignation in the form attached hereto as Exhibit B, it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation. The Company’s obligations under this Section 1 shall terminate, and the Investor Parties shall have no appointment or nomination or other rights under this Section 1, upon the effectiveness of any resignation by the New Director.

2.Cooperation.
(a)Non-Disparagement. Each of Ryan M. Schneider, Charlotte C. Simonelli and Alicia Swift (the “Company Covered Persons”) and each of the New Director and Ryan Mollett, Joseph Lenz, Benson Kane and Mark Bernstein (the “Investor Covered Persons”) agree that, during the Cooperation Period, each of the Company Covered Persons and each of the Investor Covered Persons shall not make or cause to be made, any public statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders or impugns (i) in the case of any such statements or announcements by any of the Investor Covered Persons: the Company and its Affiliates; and (ii) in the case of any such statements or announcements by the Company Covered Persons: the Investor Parties and their respective Affiliates, in each case including (A) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC or any other governmental or regulatory authority, (B) in any press release or other publicly available format and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such Person’s rights hereunder.
(b)Voting. During the Cooperation Period, each Investor Party will cause all of the Common Stock that such Investor Party or any of its Affiliates has the right to vote (or to direct the vote), as of the applicable record date, to be present in Person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof or to deliver consents or consent revocations, as applicable, in connection with any action by written consent of the stockholders of the Company in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any annual meeting of stockholders of the Company or, if applicable, any other meeting or action by written consent of stockholders solicited by the Company or any Third Party during the Cooperation Period, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election, (iii) against any proposals or resolutions to remove any member of the Board and (iv) in accordance with recommendations by the Board with respect to the Company’s proposals regarding auditor ratification, long-term incentive plans and “say on pay.”
(c)Standstill. During the Cooperation Period, each Investor Party will not, and will cause its respective Affiliates and Representatives acting on its behalf (collectively with the Investor Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent or authorization of the Company or the Board:
(i)(A) acquire, by purchase or otherwise, alone or in concert with any Third Party, any Company Interests if such acquisition would result in the Investor Parties (together with their Affiliates) having Beneficial Ownership of more than 14.9% of the Common Stock outstanding at such time; (B) acquire, by purchase or otherwise, alone or in concert with any Third Party, indebtedness (or shares of preferred stock) outstanding under Debt Instruments if such acquisition would result in the Investor Parties (together with their Affiliates) holding in excess of 25% of the total aggregate principal amount of indebtedness (and liquidation preference) then outstanding under Debt Instruments (including, for the purposes of this clause, the outstanding amount of any debt drawn under the revolving credit facility as of the most recently filed Form 10-Q or 10-K by the Company, and excluding, any amounts drawn under securitization facilities); (C) Transfer any Company Interests to a Restricted Transferee in one or a series of related (x) private transactions and/or (y) other transactions where the purchaser in the Transfer is actually known to the Restricted Persons to be a Restricted Transferee; (D) Transfer all or substantially all, directly or indirectly, of the voting rights of the underlying Common

Stock held by the Restricted Persons to any Third Party decoupled from such underlying Common Stock, or (E) effect, cause or knowingly participate in, or in any way knowingly assist, facilitate or encourage any Third Party to effect or seek, offer or propose to effect or participate in, an Extraordinary Transaction (it being understood that the foregoing shall not restrict the Restricted Persons from tendering (or failing to tender) shares, receiving consideration or other payment for shares, voting its Voting Securities “for” or “against” any Extraordinary Transaction, or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company, or from directing any contact from a Third Party which may contemplate such an Extraordinary Transaction to the Company or its Representatives);
(ii)(A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or act or seek to act by written consent in lieu of a meeting (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof to be voted on by the stockholders of the Company, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board other than the New Director or (E) conduct a referendum of stockholders of the Company;
(iii)make any request for stock list materials or other books and records of the Company or any of its subsidiaries pursuant to Section 220 of the General Corporation Law of the State of Delaware or any other statutory or regulatory provisions providing for stockholder access to books and records, except, for the avoidance of doubt, in connection with any matter as to which any litigation, arbitration or other proceeding would be permitted pursuant to Section 2(c)(x);
(iv)engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents (other than with respect to the New Director in connection with the actions contemplated by Section 1(a));
(v)make any public proposal concerning the Company seeking to change the number or identity of directors of the Company or the filling of any vacancies or newly created directorships on the Board, any change in the capital allocation policy, dividend policy of the Company, any other change to the Board or the Company’s management or corporate governance structure or policy, or any waiver, amendment or modification to the Charter or the Bylaws or any Company Policies;
(vi)knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other Person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (B) conducting any type of referendum of stockholders relating to the Company, other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement;
(vii)form, join or act in concert with any Group, with respect to any Voting Securities, other than a Group consisting solely of Investor Parties;

(viii)enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely with Investor Parties or Affiliates of the Investor Parties or (C) granting proxies in solicitations approved by the Board;
(ix)engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any equity security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that (A) includes, relates to, or derives any significant part of its value from a decline in the market price or value of the equity securities of the Company and (B) would, in the aggregate or individually, result in the Investor Parties ceasing to have a “net long position” in equity securities of the Company;
(x)institute, knowingly solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 8, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes and/or enforcing contractual rights that do not relate to the subject matter of this Agreement (including for the avoidance of doubt proceedings with respect to Debt Instruments held by the Investor Parties or their Affiliates), (D) exercising statutory appraisal rights or (E) responding to or complying with validly issued legal process;
(xi)make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or in a manner which would reasonably be expected to result in a public announcement or disclosure of such request or proposal; or
(xii)enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with, or knowingly encourage, assist, solicit, or seek to cause, any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c).
(d)Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in Section 2(c)) will prohibit or restrict any of the Restricted Persons (other than, with respect to the New Director, Section 1(b) requiring compliance with the Company Policies) from (i) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, or (ii) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to (i) limit the exercise by the New Director of such person’s fiduciary duties in such person’s capacity as a director of the Company, including voting as a director in any way on any matter or (ii) restrict any of the Restricted Persons from (A) except as provided by Section 2(c)(i)(D), making any public or private statement or announcement with respect to any Extraordinary Transaction publicly disclosed by the Company or any Third Party, or (B) except as provided by Section 2(c)(x), making any proposals, or providing their views, directly to the Company or any of its Representatives with respect to any matter.
3.Information Sharing with Approved Investment Professionals.
(a)Non-Disclosure. Except as set forth in Section 3(b), the New Director hereby agrees that all Confidential Information shall not be disclosed to any Third Party and shall not be used for any purpose other than in connection with (i) the New Director’s duties as a director of the Company and (ii) evaluating or monitoring the Investor Parties’ and their Affiliates’ investments in the Company (excluding any potential Extraordinary Transactions proposed by the Investor Parties or their Affiliates during or after the Cooperation Period).
(b)Permitted Disclosures.
(i)Notwithstanding the foregoing, the New Director may, if he wishes to do so, provide Confidential Information to any Investor Party or Affiliate thereof or any of its or their respective Representatives, or to the Investor Parties’ and their Affiliates’ investment professionals who need to know such information in connection with the Investor Parties’ and their Affiliates’ investments in the Company (collectively, the “Approved Investment Professionals”); provided, however, that the Investor Parties shall (A) inform each Approved Investment Professional of the confidential nature of the Confidential Information and (B) cause each Approved Investment Professional not to disclose any Confidential Information to any Person other than to Approved Investment Professionals in accordance with this Section 3 and not to use any Confidential Information other than in connection with evaluating or monitoring the Investor Parties’ and their Affiliates’ investments in the Company (excluding any potential Extraordinary Transactions proposed by the Investor Parties or their Affiliates during or after the Cooperation Period). The Investor Parties shall be jointly and severally responsible for any breach of this Section 3 by an Approved Investment Professional or any of their Affiliates or Representatives who receive Confidential Information from the New Director hereunder.
(ii)If the Investor Parties or any Approved Investment Professional is (A) legally compelled, by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or similar process, to disclose any Confidential Information or (B) determines (on the advice of legal counsel) that it is required by law or regulation to disclose any Confidential Information, prior to making such disclosure, the Investor Parties must (x) promptly notify the Company of the circumstances surrounding such requirement or request to the extent practicable and legally permissible and (y) reasonably cooperate with the Company, at the Company’s expense, in any reasonable attempt it may make to obtain a protective order, other appropriate remedy, or an appropriate assurance that confidential treatment will be afforded to its Confidential Information. If a protective order or other appropriate remedy or assurance is not obtained, the Investor Parties agree to only disclose (or cause to be disclosed, as applicable) that portion of the Confidential Information that is legally required to be disclosed (on the advice of legal counsel). Notwithstanding anything to the contrary in this Agreement, Confidential Information may be disclosed in response to a routine audit, examination or request from a regulatory or self-regulatory authority or bank examiner, without providing notice or otherwise having to comply with any of the foregoing provisions of this Section 3(b)(ii), so long as such audit, examination or request is not directed at the Company or the Confidential Information. For the purposes of this Agreement, the Investor Parties agree that none of them shall be deemed to be legally required to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, the Investor Parties, any of their respective Affiliates or any Group of which any Investor Party is a member (1) would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the securities of the

Company or any Debt Instruments or (2) would be unable to file any proxy materials or tender or exchange offer materials in compliance with Section 14 of the Exchange Act or the rules promulgated thereunder.
(iii)Each Investor Party hereby acknowledges that it is aware, and shall advise each of the Approved Investment Professionals who are informed as to the matters that are the subject of this Agreement, that (A) the Confidential Information being furnished to the Approved Investment Professionals may contain material, non-public information concerning the Company and (B) the United States securities laws, including Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder (collectively with any other state or federal legal prohibitions on insider trading, “Insider Trading Laws”) prohibit any Person that has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. During the Cooperation Period, the Company shall provide the Investor Parties with at least two Business Days’ advance written notice of each opening and expiration of each blackout period, and the Investor Parties shall not purchase or sell, directly or indirectly, any securities of the Company during any blackout periods applicable to all directors under the Company’s insider trading policy, as amended from time to time.
(c)Return/Destruction. Following the expiration of the Cooperation Period, upon written request of the Company, the Investor Parties agree to (and agree to cause the Approved Investment Professionals to, if applicable) (i) promptly (and in any event within ten (10) Business Days of such expiration) return or destroy (and upon request, confirm in writing such return or destruction to the Company) all Confidential Information of the Company and its Affiliates in their possession (including, for the avoidance of doubt, that portion of any documents, materials and other items that contain Confidential Information), (ii) not to retain any copies, extracts or other reproductions in whole or in part, mechanical or electronic, of such written material, and (iii) to destroy all computer records, documents, memoranda, notes and other writings prepared by the New Director or an Approved Investment Professional that contain the Confidential Information of the Company or any of its Affiliates; provided, however, that the Investor Parties and the Approved Investment Professionals shall be entitled to retain one copy of all such Confidential Information in restricted access legal files or pursuant to automatic electronic archiving and back-up procedures or pursuant to the Investor Parties’ document retention policies; provided, that the Investor Parties and the Approved Investment Professionals shall be subject to the confidentiality obligations of this Section 3 with respect to such retained Confidential Information for the period set forth in Section 3(f).
(d)Competitively Sensitive Information. It is understood and agreed that the Company may, from time to time, determine that disclosure of certain of its competitively sensitive Confidential Information by the New Director to the Approved Investment Professionals may be inappropriate, in which case such competitively sensitive Confidential Information may, at the Company’s sole discretion, be made available by the New Director to the Approved Investment Professionals only in accordance with additional procedures mutually agreed by the New Director and the Company in writing to permit disclosure of such competitively sensitive Confidential Information in an appropriate manner.
(e)Privileged Information. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to cause the New Director to withhold sharing any Confidential Information from the Approved Investment Professionals, and the New Director shall not share such Confidential Information, as is reasonably determined by the Company on the advice of counsel to be necessary to protect the Company’s attorney-client or other legal and professional privileges.

(f)Survival. The confidentiality, use and other obligations under this Section 3 shall terminate 12 months after the expiration of the Cooperation Period.
4.Public Announcement. Not later than 5:00 p.m. Eastern Time on February 8, 2024, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”). The Company shall file with the SEC a Current Report on Form 8-K disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Company shall provide the Investor Parties and their counsel with a copy of such Form 8-K prior to its filing with the SEC and shall consider any timely comments of the Investor Parties and their Representatives. The Company acknowledges and agrees that the Investor Parties may file this Agreement as an exhibit to an amendment to the Schedule 13D disclosing their entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Investor Parties shall provide the Company and its counsel with a copy of such amendment to the Schedule 13D prior to its filing with the SEC and shall consider any timely comments of the Company and its counsel. Neither of the Company or any of its Affiliates nor the Investor Parties or any of their Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.
5.Representations and Warranties of the Company. The Company represents and warrants to the Investor Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any material breach or violation of or constitute a material default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
6.Representations and Warranties of the Investor Parties. Each Investor Party represents and warrants to the Company as follows: (a) such Investor Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor Party, constitutes a valid and binding obligation and agreement of such Investor Party and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against such Investor Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by such Investor Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Investor Party, or (ii) result in any material breach or violation of or constitute a material default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Investor Party is a party or by which it is bound; (d) except as set forth in Section 2(b), no Investor Party has entered into any voting agreement or commitment with any Person the effect of which would violate this Agreement; and (e) except as set forth on Schedule I to this Agreement, (x) each Investor Party Beneficially Owns such Investor Party’s Voting Securities as set forth on Schedule I free and clear of any proxy or voting restrictions (other than any restrictions created by this Agreement), and (y) neither the Investor Parties nor any of their respective Affiliates Beneficially Own or have any economic exposure to any Voting Securities or Debt Instruments. Upon the request of the Company, the Investor Parties will promptly apprise the Company of its then-current Beneficial Ownership and economic exposure to any Voting Securities or Debt Instruments.
7.Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one Business Day after being sent or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:
if to the Company:

Anywhere Real Estate Inc.
175 Park Avenue
    Madison, NJ 07940
Attention:    General Counsel
    Email:        marilyn.wasser@anywhere.re

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:    Sophia Hudson, P.C.
        Shaun J. Mathew, P.C.
        Evan Johnson
Email:        sophia.hudson@kirkland.com
            shaun.mathew@kirkland.com
            evan.johnson@kirkland.com

if to the Investor Parties:

c/o Angelo Gordon & Co., L.P.
245 Park Avenue
26th Floor
New York, NY 10167
Attention:    Mark Bernstein
Email:        mbernstein@angelogordon.com

At any time, any party hereto may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices hereunder.

8.Specific Performance; Remedies; Venue; Waiver of Jury Trial.
(a)The Company and the Investor Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Investor Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, the Company and each Investor Party agrees: (1) the non-breaching party will be entitled to injunctive and other equitable relief to prevent any such breach, without proof of actual damages; and (2) the breaching party will not plead in defense thereto that there would be an adequate remedy at law;.
(b)This Agreement, and all disputes, claims, actions, suits or proceedings based upon, arising out of or related to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or principles that would result in the application of the law of any other state or jurisdiction.
(c)In the event any dispute arises out of or relates to this Agreement or the transactions contemplated hereby, the Company and each Investor Party (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, the other state or federal courts located in the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.
(d)EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. NO PARTY HERETO SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.
9.Affiliate Breaches. Each of the Investor Parties agrees to cause its and their Affiliates and Representatives to comply with the terms of this Agreement applicable to such Affiliates and Representatives, respectively, and shall be responsible for any breach of the terms of this Agreement applicable to such Affiliates or Representatives, respectively. A breach of the terms of this Agreement applicable to an Affiliate or Representative of any Investor Party, if

such Affiliate or Representative is not a party hereto, shall be deemed to occur if such Affiliate or Representative engages in conduct that would constitute a breach of the terms of this Agreement applicable to such Affiliate or Representative, respectively, if such Affiliate or Representative were a party hereto. Notwithstanding anything contained herein to the contrary, with respect to the Investor Parties, the term “Affiliate” shall not include, and no provision of this Agreement shall be applicable to, the Investor Parties’ Affiliates unless such Affiliate has actually received Confidential Information from or at the direction of the Investor Parties.
10.Severability. If at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.
11.Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 3 and 7 to 17 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.
12.Counterparts. This Agreement may be executed in one or more counterparts, including via electronic signature (which shall, for the avoidance of doubt, include via DocuSign or similar platform), each of which will be deemed to be an original copy of this Agreement.
13.No Third-Party Beneficiaries; Successors and Assigns. This Agreement is solely for the benefit of the Company and the Investor Parties and the New Director and is not enforceable by any other Persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each of the Company and the Investor Parties.
14.No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
15.Entire Understanding; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Investor Parties.
16.Interpretation and Construction. The Company and each Investor Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Investor Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
17.Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the following meanings:
(a)“Affiliate”
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person, and the term “control” (including the terms “controlled by” and “under common control with”) when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, that (i) with respect to the Investor Parties, (x) for the avoidance of doubt, limited partners of any of the Investor Parties or any of their Affiliates that are not “controlled by” or “under common control with” Angelo, Gordon & Co., L.P., shall not be Affiliates; and (y) “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the Investor Parties or their Affiliates (unless such portfolio company is acting at the direction of any of the Investor Parties or any of their respective Affiliates to engage in conduct that is prohibited by this Agreement), and (ii) none of the Company or its Affiliates or Representatives, on the one hand, and the Investor Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement.
“Beneficial Owner” and “Beneficially Own” have the same meanings as set forth in Rule 13d-3 promulgated under the Exchange Act, except that a Person will also be deemed to be the Beneficial Owner of all shares of the Company’s capital stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such Person or any of such Person’s Affiliates has or shares the right to vote or dispose.
“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.
“Bylaws” means the Sixth Amended and Restated Bylaws of the Company, as amended, supplemented or otherwise modified from time to time.
“Charter” means the Seventh Amended and Restated Certificate of Incorporation of the Company, as amended, supplemented or otherwise modified from time to time.
“Common Stock” means the Company’s Common Stock, par value $0.01 per share.
“Company Interests” means (x) any Voting Securities, (y) any rights, warrants or options to acquire, or securities convertible into or exchangeable for, any equity securities of the Company (other than the Company’s 0.25% Exchangeable Senior Notes due 2026), or (z) any derivative, swap or other transaction or series of transactions, the purpose or effect of which is to provide economic risk similar to ownership of equity securities of the Company.
“Confidential Information” means (x) any and all confidential, proprietary and/or non-public information regarding the Company, its subsidiaries or its Affiliates communicated in writing, orally, by electronic or magnetic or any other media, by visual observation or by any other means, on or after the date of this Agreement, whether or not labeled as confidential, which is disclosed or otherwise provided by, or on behalf of, the Company, its subsidiaries or its Affiliates, to the New Director (including any such information that relates to the Company’s or its subsidiaries’ or Affiliates’ current, planned or proposed products, marketing and business plans, methods of doing business, forecasts, projections and analyses, financial information, and joint venture, vendor and customer information) and (y) that portion of any notes, reports, analyses, compilations, studies, interpretations or other materials, whether prepared by the New Director or by an Approved Investment Professional, that contain or reflect any information described by the foregoing clause (x); provided, however, that Confidential Information shall not include any information that (1) is in the possession of the New Director or an Approved Investment Professional or the Investor Parties or their Affiliates or its or their respective Representatives on a non-confidential basis at the time of disclosure (other than as a result of the New Director’s service on the Board); (2) prior to or after the time of disclosure becomes generally available or known to the public, not as a result of any action or omission of the New Director or an Approved Investment Professional in violation of this Agreement; (3) is obtained by the New Director or an Approved Investment Professional on a non-confidential basis from a source other than the Company, its subsidiaries, its Affiliates or any of their respective Representatives, which source is not known by the New Director or an Approved Investment Professional, as applicable, to be bound by obligations of confidentiality to the Company or any other Person with respect to such information; or (4) was independently developed by the New Director or an Approved Investment Professional or the Investor Parties or their Affiliates or its or their respective Representatives, as applicable, without use of or reference to the Confidential Information.
“Cooperation Period” means the period commencing on the Effective Date and ending on the later of (x) the earlier of (A) 30 days prior to the director nomination deadline for the 2025 Annual Meeting pursuant to the Bylaws and (B) the date that is 120 days prior to the first anniversary of the 2024 Annual Meeting, and (y) ten days after the date on which the New Director ceases to serve on the Board.
“Debt Instruments” means (x) any obligations of the Company or any of its subsidiaries, joint ventures or other Affiliates, whether evidenced by bonds, debentures, notes, loan agreements or other similar instruments to the extent the same would appear as a liability on a balance sheet of such Person in accordance with generally accepted accounting principles in the United States and (y) any mandatorily redeemable preferred stock or similar equity securities ranking senior in priority to the Common Stock issued by the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.
“Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution, or similar extraordinary transaction that, in each case, results in the change of control of the Company or the sale of all or substantially all of its assets.
“Group” means a “group” as defined under Section 13(d)(3) of the Exchange Act.
“Minimum Ownership Threshold” means, at any given time, five percent of the then-outstanding shares of Common Stock.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

“Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives.
“Restricted Transferee” means any Transferee that the Investor Parties or any of their Affiliates know, after reasonable inquiry, that, after giving effect to a proposed Transfer, would Beneficially Own greater than five percent of the then-outstanding Voting Securities.
“Schedule 13D” means the Schedule 13D field by Angelo Gordon & Co., L.P. with the SEC on November 23, 2022, as amended.
“SEC” means the U.S. Securities and Exchange Commission.
“Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement.
“Transfer” means any direct or indirect offer, sale, transfer, assignment, pledge, encumbrance, loan, hypothecation, or other disposition of or transfer, either voluntarily or involuntarily (by the operation of law or otherwise), or any contract, option or other agreement providing for the sale, transfer, assignment, pledge, encumbrance, loan, hypothecation, or other disposition or transfer (by the operation of law or otherwise). The term “Transferee” means any Person or Group of Persons that acquires any securities of the Company by Transfer from another Person.
“Voting Securities” means the Common Stock and any other Company securities entitled to vote in the election of directors.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.
INVESTOR PARTIES:
ANGELO, GORDON & CO., L.P.

By:    /S/ Christopher Moore
Name:    Christopher Moore
Title:    Authorized Signatory

AG MM, L.P.
AG CAPITAL SOLUTIONS SMA ONE, L.P.
AG CREDIT SOLUTIONS NON-ECI MASTER FUND, L.P.
AG CREDIT SOLUTIONS MASTER FUND II A, L.P.
AG CORPORATE CREDIT OPPORTUNITIES FUND, L.P.
AG CATALOOCHEE, L.P.
AG SUPER FUND MASTER, L.P.
AG POTOMAC FUND, L.P.
AG ARTS CREDIT FUND, L.P.

By: Angelo, Gordon & Co., L.P., as manager or advisor

By:    /S/ Christopher Moore
Name:    Christopher Moore
Title:    Authorized Signatory

COMPANY:

ANYWHERE REAL ESTATE INC.

By:    /S/Charlotte C. Simonelli
Name:    Charlotte C. Simonelli
Title:    Executive Vice President, Chief Financial Officer and Treasurer

Schedule I

Beneficial Ownership and/or Economic Exposure of the Investor Parties

Exhibit A

Form of Press Release

[Attached]

Exhibit B

Form of Irrevocable Resignation Letter

February 8, 2024

Anywhere Real Estate Inc.
175 Park Avenue
Madison, NJ 07940

RE: Resignation from the Board of Directors Ladies and Gentlemen:
Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to the terms of that certain Cooperation Agreement (the “Agreement”), dated as of the date hereof, by and among the Investor Parties (as defined therein) and Anywhere Real Estate Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

During the Cooperation Period, effective upon, and subject to, (1) such time as any member of the Investor Parties is in material breach of the Agreement that is not cured upon five Business Days’ written notice by the Company to the Investor Parties of such breach, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of such notice period, or (2) such time as the Investor Parties and their Affiliates Beneficially Own less than the Minimum Ownership Threshold, I hereby irrevocably offer to resign from my position as a director of the Company and from any and all committees of the Board on which I serve. It shall be in the Board’s sole discretion whether to accept or reject such resignation.

This resignation letter may not be withdrawn or otherwise modified by me at any time during which it is effective.

Sincerely,

______________________
Joseph Lenz